                              ARC PROPERTIES, INC.
                                1401 Broad Street
                            Clifton, New Jersey 07013



May 31, 2002


Cedar Income Fund, Ltd.
44 South Bayles Avenue, Suite 304
Port Washington, New York  11050
Attn:    Leo S. Ullman, President

         Re:  Compensation Agreement

Gentlemen:

         This letter confirms and comprises the agreement ("Agreement") between
(i) Cedar Income Fund, Ltd. ("Cedar") and Cedar Income Fund Partnership, L.P. ("Operating Partnership"), and any individual or entity that directly or indirectly is controlled by Cedar and/or Operating Partnership (individually and collectively, "Cedar Group"), (ii) SKR Management Corp. ("SKR"), Cedar Bay Realty Advisors, Inc. ("CBRA"), Brentway Management, LLC ("Brentway"), Leo S. Ullman ("Ullman") and any individual or entity that directly or indirectly controls, or is controlled by, or is under common control with, SKR, CBRA, Brentway and/or Ullman (individually and collectively, "Advisor Group"), and
(iii) ARC Properties, Inc. or assigns ("ARC"), regarding certain services to be provided by ARC.

         1. Scope of Services. The parties acknowledge and agree that ARC has assisted Cedar Group and Advisor Group by providing introductions to (i) an independent broker-dealer network through which Cedar Group and Advisor Group may raise capital during the Term of this agreement (as defined below) for specific properties and (ii) certain financial and financing sources for current assets and possible future acquisitions. In addition, during the Term, ARC agrees that it will continue in good faith to provide certain limited services with respect to the properties acquired by Cedar Group as a result of this Agreement (the "Properties"), specifically to (i) assist Cedar Group and Advisor Group with the acquisition, financing, and closing of the Properties; (ii) review the operating performance of the Properties; (iii) plan for possible future financing, refinancing and sale of the Properties; (iv) coordinate with third party owners or investors; and (v) continue to make its key employees available to assist in connection with the matters set forth in this Section 1. Finally, during the Term, ARC agrees that it will continue in good faith to provide certain introductions to potential sources of equity and debt financing. The parties agree that ARC shall not be obligated to provide such ongoing services unless and until requested by Cedar Group and/or Advisor Group and only then on an "as needed" limited basis consistent with the spirit of this Agreement.




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         2. Compensation and Reimbursement of Expenses. In consideration of the services provided and to be provided by ARC hereunder, ARC shall receive the following compensation during the Term of this Agreement:

            (a) Sharing of Advisor Group Compensation. ARC will share in any Advisor Group compensation for any transactions in which ARC participates by materially assisting in the (i) raising of capital for Cedar Group; (ii) contribution of property to Cedar Group; or (iii) identification and introduction of otherwise unknown potential acquisitions for Cedar Group which are in fact acquired by Cedar Group (collectively "ARC Transactions"). Notwithstanding the foregoing, ARC shall not share in any fees payable by Silver Circle Management Corp. or any other partner in any partnership (or member in any limited liability company or shareholder in any corporation) which is selling its interest to an ARC Affiliate. ARC's share of the Advisor Group compensation for ARC Transactions will be equal to 20% of all property management fees, selling commissions, finance fees, and all other fees, compensation and the like of any kind, class or description with respect to property which is the subject of an ARC Transaction only, whether received directly or indirectly by Advisor Group, and including all affiliated and inter-company transactions, in connection with ARC Transactions. However, the following items are excluded from being treated as Compensation: (i) any rents or additional rents or any other amounts paid or payable under any lease, license agreement, easement agreement, option or other agreement for the use or disposition of any property received by Cedar Group with respect to its ownership of an interest in the property in question and (ii) any and all legal fees paid to Advisor Group; provided that such arrangement does not have the effect of shifting income (or expenses) within Cedar Group or Advisor Group in a manner that results in ARC not receiving Compensation it would otherwise receive, for example, by declining (or recharacterizing) a fee that would be treated as Compensation in a ARC Transaction while creating a similar fee from the party liable to pay such fee in a non-ARC Transaction. Notwithstanding any provision herein to the contrary, Cedar Group and/or Advisor Group shall have the absolute right, in its sole discretion, to waive, defer or modify any compensation otherwise due to it.

                  (b) Warrant to Purchase Operating Units in the Operating Partnership. Delivery, simultaneously with the execution of this Agreement, of the executed Operating Partnership Purchase Warrant in the form attached hereto as Exhibit A (the "Warrant"), granting to ARC the right to purchase up to 500,000 Operating Partnership Units in the Operating Partnership (which are redeemable, subject to certain procedural requirements set forth in the Operating Partnership's Agreement of Limited Partnership, on a one for one basis for shares of Cedar common stock).



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                  (c) Compensation for Other Services. Upon completing the
acquisition by both Cedar Group and one or more entities controlled by or under common control with ARC ("ARC Affiliates") with a contribution by ARC Affiliates of an amount to be agreed to by the parties for The Point in Harrisburg, Pennsylvania, and an amount to be agreed to by the parties for LA Fitness in Fort Washington, Pennsylvania, Cedar Group shall pay ARC a consulting fee of $100,000.00. Any and all other services provided by ARC at the request of Cedar Group not governed by this Agreement or another agreement shall be priced on a deal-by-deal basis at the market rate for such services.

         3. Term; Termination. This Agreement shall commence on the date set forth above and shall continue until terminated (the "Term") as provided below. This Agreement shall be terminated upon the occurrence of any of the following events:

            (a) A writing executed by a duly authorized member of each of Cedar Group, Advisor Group and ARC evidencing their agreement to terminate this Agreement.

            (b) The expiration, without being exercised, of the Warrant if (i) ARC (or an affiliate) does not own any shares of Cedar stock or partnership interests in the Operating Partnership and (ii) ARC has disposed of its entire interests in the property or properties that were the basis for ARC's receipt of Compensation.

            (c) With respect to any property, upon sale of such property to any third party.

            (d) With respect to any future ARC Transactions (but not closed transactions that have the potential of generating Compensation), upon any change of control of ARC.

            (e) With respect to any property, upon the sale or other disposition of the entire interest of the ARC Affiliate.

         (f) Upon the sale of CBRA and Brentway to Cedar Group or to any member of Cedar Group, provided that in connection with such sale, ARC receives its pro-rata share of the aggregate net purchase price received by CBRA and Brentway (for the purposes of this calculation, pro-rata share shall mean 20% of management and related fees from ARC Transactions collected by CBRA and Brentway divided by the total management and related fees collected by CBRA and Brentway).







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         4.       Accounting.
                  ----------

                  (a) The Compensation as described in Section 2(a) shall accrue commencing on the date received by Advisor Group and shall be payable to ARC in arrears on a monthly basis within fifteen days following the end of each calendar month. Any Compensation earned by Advisor Group but not paid until after the Term shall, notwithstanding the termination of this Agreement, be due and payable to ARC as provided above within fifteen days after payment by Cedar Group.

                  (b) Advisor Group shall deliver to ARC a certified monthly report prepared on management's customary accounting basis summarizing all Compensation to be paid by Cedar Group to Advisor Group with respect to ARC Transactions (the "Compensation Report"). The Compensation Report shall be certified as true and correct by the President or Chief Financial Officer of Advisor Group and delivered to ARC within thirty days following the end of each calendar month. Advisor Group shall provide reasonable back-up documentation regarding the Compensation upon written request of ARC. ARC shall have the right, at its own cost, to audit Advisor Group to verify the amount of Compensation to be paid hereunder.(1) If ARC discovers a material error (as defined below) in the accounting, Advisor Group), shall promptly reimburse ARC for all of its reasonable and customary out of pocket costs incurred in such audit. For this purpose, a material error shall occur if there is an error or discrepancy in the amount of the lesser of (X) $5,000 or (Y) 10% of (i) any single item of Compensation, or (ii) all items of Compensation in the aggregate shown on any Compensation Report, provided that the aggregate of all errors must exceed $10,000.

                  (c) In the event Advisor Group is ever required to repay or refund any Compensation for any reason, ARC's applicable share of such repayment shall be offset against the payment next due hereunder.

         5. Indemnification. Advisor Group agrees to indemnify and hold harmless ARC and any individual or entity that directly or indirectly controls, or is controlled by, or is under common control with ARC, and its officers, directors, employees, agents, and affiliates (each an "Indemnified Party"), from and against any losses, claims, damages or liabilities, or actions in respect thereof to which such Indemnified Party may become subject in connection with the services rendered pursuant to or matters which are the subject of or arise out of the services to be provided hereunder (collectively, a "Claim"), and agrees to reimburse promptly each Indemnified Party for any legal or other expenses incurred by such Indemnified Party in connection with investigating, preparing for, or defending any such Claim as such expenses are incurred. However, Advisor Group shall not be liable in any such case to the extent that such Claim resulted from an Indemnified Party's bad faith, negligence, or fraud, which shall be determined mutually by the parties, but if the parties are unable to agree, by a court of competent jursidiction in a final judgment. If Advisor Group so elects, Advisor Group may assume the defense of such Claim, including the employment of counsel reasonably acceptable to ARC and the payment of fees, expenses, and disbursements of such counsel. The foregoing rights to indemnification shall survive any termination or expiration of this Agreement, and shall not limit any other rights that an Indemnified Party may have at law or otherwise.



--------
(1) Such audit may be conducted no more frequently than one time per calendar year at such time as reasonably approved by Advisor Group at the offices of Advisor Group.




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         6. Construction. This Agreement shall be governed by, subject to and construed in accordance with, the laws of the State of New Jersey without regard to conflict of law provisions.

         7. Severability. If any portion of this Agreement shall be held invalid or inoperative, then so far as is reasonable and possible the remainder of this Agreement shall be considered valid and operative and effect shall be given to the intent manifested by the portion held invalid or inoperative.

         8. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, and together shall constitute one and the same instrument.

         9. Modification or Amendment. This Agreement may not be modified or amended except by written agreement executed by the parties hereto.

         10. Notices. All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed facsimile; (iii) five days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (iv) one day after deposit with a nationally recognized overnight courier, charges prepaid, specifying next day delivery, with written verification of receipt. All communications shall be sent to the address as set forth below or at such other address as either party may designate by five days advance written notice provided in accordance with this
Section 7 to the other party hereto:

         If to ARC:                               1401 Broad Street
                                                  Clifton, New Jersey 07013
                                                  Facsimile: (973) 249-1001
                                                  Attn: Robert J. Ambrosi


         With a copy to:                          Hirschler Fleischer
                                                  P.O. Box 500
                                                  Richmond, Virginia 23218-0500
                                                  Facsimile: (804) 644-0957
                                                  Attn: Louis J. Rogers, Esquire






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         If to Cedar or                        44 South Bayles Avenue, Suite 304
         Operating Partnership:                Port Washington, New York  11050
                                               Facsimile: (516) 767-6497
                                               Attn: Leo S. Ullman

         With a copy to:                       Cedar Bay Realty Advisors, Inc.
                                               44 South Bayles Avenue, Suite 304
                                               Port Washington, NY  11050
                                               Attn: Stuart H. Widowski, Esquire

         If to SKR, Brentway,                  44 South Bayles Avenue, Suite 304
         Operating Partnership or              Port Washington, New York  11050
         or Ullman:                            Facsimile: (516) 767-6497
                                               Attn: Leo S. Ullman

         With a copy to:                       Cedar Bay Realty Advisors, Inc.
                                               44 South Bayles Avenue, Suite 304
                                               Port Washington, NY  11050
                                               Attn: Stuart H. Widowski, Esquire


         11. Parties. This Agreement shall be binding upon and inure solely to the benefit of the parties hereto and each of their respective successors, legal representative, heirs and assigns, and no other person shall have or be construed to have any legal or equitable right, remedy or claim under, in respect of, or by virtue of, this Agreement or any provision herein contained.

         12. Delay. Neither the failure nor any delay on the part of any party to this Agreement to exercise any right remedy, power, or privilege under this Agreement shall operate as a waiver thereof, nor shall a waiver of any right remedy, power, or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power, or privilege with respect to any subsequent occurrence.

         13. Recovery of Costs. If any legal action or other proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with any of the provisions of this Agreement, the substantially prevailing party shall be entitled to recover reasonable attorneys' fees and other costs incurred in that action or proceeding (and any additional proceeding for the enforcement of a judgment) in addition to any other relief to which it or they may be entitled.






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         14. Entire Agreement; Assignment. This Agreement and the attached side letter contain the entire understanding between the parties hereto and supersedes any prior understandings or written or oral agreements between them respecting the subject matter hereof. ARC shall have the right, subject to Cedar Group's consent, which shall not be unreasonably withheld, to assign its rights hereunder to a third party; the other parties shall not have the right to assign this Agreement.

         15. Liability of Affiliates. Under no circumstances shall any single-purpose entity controlled by Cedar Group or Advisor Group be required to or be deemed to guaranty or otherwise be responsible for any liability of any other person or entity.

         16. Board Action. The terms of this letter agreement shall not be binding on Cedar Group until approved by the Board of Directors of Cedar Income Fund, Ltd., which submission for approval and decision by the Board shall occur within ten (10) days of the date hereof.




























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         If the foregoing correctly sets forth the understanding among the parties hereto, please so indicate in the space provided below for that purpose, and return one of the signed copies of this Agreement and the attached side letter to ARC, whereupon this Agreement shall constitute a binding agreement among the parties.

                                                Very truly yours,

                                                ARC PROPERTIES, INC.,
                                                a New Jersey corporation


                                                By: /s/ Robert J. Ambrosi
                                                    ----------------------------
                                                    Robert J. Ambrosi, President

AGREED AND ACCEPTED:

CEDAR INCOME FUND, LTD.,
Individually and on behalf of its Affiliates

By:  /s/ Leo S. Ullman
     ---------------------------------
Its: President


CEDAR INCOME FUND PARTNERSHIP, L.P.

By:  /s/ Cedar Income Fund, Ltd.
     ---------------------------------

CEDAR BAY REALTY ADVISORS, INC.

By:  /s/ Leo S. Ullman
     ---------------------------------
         Leo S. Ullman
Its: President


SKR MANAGEMENT CORP.,

By:  /s/ Leo S. Ullman
     ---------------------------------
         Leo S. Ullman, President

BRENTWAY MANAGEMENT, LLC,

By:  /s/ Leo S. Ullman
     ---------------------------------
         Leo S. Ullman, Chairman


/s/ Leo S. Ullman
--------------------------------------
Leo S. Ullman, Individually







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